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Exhibit 10.14

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made and entered into as of October 17, 2000 by and between Finisar Corporation, a Delaware corporation (the "Company"), and Gregory H. Olsen (the "Employee"). This Agreement shall become effective on the effective date of the merger (the "Effective Date") of Gemstone Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Sub"), with and into Sensors Unlimited, Inc., a New Jersey corporation ("Sensors"), pursuant to an Agreement and Plan of Reorganization dated as of August 16, 2000 herewith by and among the Company, Sub, Sensors and certain shareholders of Sensors.

RECITALS

    A.  The Employee is currently employed as the President and Chief Executive Officer of Sensors pursuant to an Employment Agreement dated as of March 4, 1997, as amended (the "Prior Agreement"); and

    B.  The Company desires to replace the Prior Agreement and employ the Employee on the terms and subject to the conditions of this Agreement, and the Employee desires to accept such employment. The employment of the Employee pursuant to this Agreement is hereinafter sometimes referred to as the "Employment";

    NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties contained in this Agreement, the Company and the Employee hereby agree as follows:

      1.  Duties, Term and Exclusive Employment.

        1.1 Duties and Responsibilities.  The Employee will be employed as Executive Vice President of the Company and President and Chief Executive Officer of the Sensors subsidiary, reporting to the Company's Chief Executive Officer. Within the limitations established by the Bylaws of the Company, the Employee shall have each and all of the duties and responsibilities of that position and such other duties on behalf of the Company, Sensors or any other subsidiary of the Company (collectively, the "Company Group") consistent with that position as may be assigned from time to time by the Company's Chief Executive Officer. Subject to the direction of the Company's Chief Executive Officer, the Employee shall have the duties, responsibilities and authority summarized in the job description attached hereto as Appendix A. As part of his duties it is contemplated that the Employee shall serve as a member of the Board of Directors of the Company during the Employment. The Company shall use its best efforts to cause the Employee to be elected to such position and periodically reelected at each meeting of stockholders held for that purpose (and in each stockholder action by written consent taken for that purpose) during the Employment.

        1.2 Term of Employment.  The Employment shall begin on the Effective Date and, unless earlier terminated as provided in Paragraph 3 hereof, the Employment shall continue until midnight on the third anniversary of the Effective Date, unless the Employment hereunder shall have been extended beyond such date by written agreement of the parties. Any continued employment of the Employee by the Company, or any other member of the Company Group, following such termination shall be at will, but, except for the provisions of Paragraph 3 hereof, will continue to be governed by the terms and conditions of this Agreement.

        1.3 No Other Employment or Productive Activities.  During the term of the Employment, the Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company Group and shall not, without the express prior written consent of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner interfere with the performance of the Employee's duties on behalf of the Company Group. The foregoing notwithstanding, nothing herein shall prevent the Employee from (i) devoting a reasonable amount of time to charitable or professional activities, (ii) managing, on his own personal time, any personal investments in entities not in competition with any actual or proposed business of the Company Group, (iii) owning up to one percent (1%) of the outstanding shares of any class of equity securities of a corporation engaged in any such competition whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of The Wall Street Journal ("Permitted Shares"), or (iv) engaging in the other activities described on Appendix A.

        1.4 Proprietary Information and Inventions Agreement.  Concurrently with his delivery of this Agreement, the Employee will execute and deliver to the Company an Employee Agreement Regarding Confidentiality and Inventions in the form of Appendix B hereto (the "Confidentiality and Inventions Agreement").

      2.  Compensation. In full and complete consideration for the Employment and each and all of the services to be rendered by the Employee to the Company or any other member of the Company Group, the Employee shall receive compensation as follows, except as otherwise provided in Paragraph 3 hereof:

        2.1 Base Salary.  The Employee shall be entitled to receive from the Company a base salary, at the initial rate of $200,000 per annum, payable in equal installments, on the Company's regular payroll dates, during the term of the Employment. The base salary will be reviewed annually and may be increased by the Company in its sole discretion based upon such factors as it deems relevant, including the financial condition and operating results of the Company, but may not be decreased except in connection with a general decrease in salaries of all of the Company's executive officers. From each of the Employee's salary payments the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make all payments and contributions that are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

        2.2 Annual Incentive Bonus.  For each fiscal year of the Company during the Employment, the Employee will be eligible to receive, in addition to his base salary, annual incentive compensation (the "Annual Bonus"). The amount of the Annual Bonus, if any, for each year will be based on the achievement of financial goals and the Employee's performance as assessed by the Company. The Annual Bonus will be determined and awarded at the same time similar bonus awards are determined and awarded to the Company's other executive officers following the end of each fiscal year. Each Annual Bonus will be deemed to be earned on the date it is awarded and will be paid to the Employee promptly following the date of the award.

        2.3 Vacation.  The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy applicable to executive officers, as in effect from time to time. For purposes of calculating the Employee's eligibility for vacation benefits, his period of employment by Sensors shall be counted as employment by the Company.

        2.4 Insurance and Other Benefits.  The Employee shall be entitled to participate in the life, medical, dental and/or disability insurance plans, together with any supplemental insurance plans, offered by the Company to its executive officers, generally. The Employee shall be eligible to participate in any other fringe benefits and perquisites as may be provided by the Company to its executive officers, generally, during the Employment. For purposes of calculating the Employee's eligibility for such benefits, his period of employment by Sensors shall be counted as employment by the Company, except as may be prohibited by the terms of any plan.

        2.5 Stock Option.  Effective upon the Effective Date, the Employee will be granted an option to purchase 300,000 shares of Finisar Common Stock under Finisar's employee stock option plan, pursuant to an option agreement, in Finisar's standard form, dated as of the Effective Date (the "Option Agreement").

        2.6 Registration Rights.  If, during the Employment, the Company grants to any of its other executive officers or directors the right to require the Company to register any of their shares of the Company's Common Stock under the Securities Act of 1933, as amended, the Company shall grant to the Employee identical and pro rata rights with respect to shares of the Company's Common Stock then owned by the Employee.

        2.7 Golf Club Membership.  Upon termination of the Employment, the Company and Sensors shall transfer to the Employee all rights and interest the Company and/or Sensors may have at such time with respect to memberships at Jasna Polana and Cherry Valley Country Club.

      3.  Termination of Employment.  The Employment may be terminated prior to the end of the term specified in Paragraph 1.2 hereof, including any extension thereof, upon the occurrence of any of the following:

        3.1 Death or Disability.  The Employment shall automatically terminate upon the death of the Employee. The Company shall have the right, but not the obligation, to terminate the Employment at any time following determination of the Employee's "permanent disability" (as then defined in the Company's long-term disability insurance plan covering the Employee). In the event of the Employee's death or permanent disability, the Employee or his estate shall be entitled to receive (i) the Employee's base salary through the date of termination of the Employment, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.2 Termination of Employment by the Company "For Cause".  The Company shall have the right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) conviction of a felony, (ii) commission of any act of theft, fraud or dishonesty against, or involving the records of, the Company or any other member of the Company Group, (iii) material breach of the Employee's obligations hereunder, or under the Confidential Information and Inventions Agreement, which, if curable, is not cured within ten (10) days following notice thereof by the Company, (iv) intentional act that has a material detrimental effect on the reputation or business of the Company or any other member of the Company Group, or (v) failure or inability (other than as a result of physical disability) to perform any duties reasonably assigned hereunder, which failure or inability is not cured within thirty (30) days following written notice thereof by the Company. The decision to terminate the Employment For Cause, to take other action or to take no action in response to any such occurrence shall be in the sole and exclusive discretion of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.3 Other Termination of Employment by the Company.  The Company shall have the right to terminate the Employment at any time. However, if the Employment is terminated by the Company for any reason other than pursuant to Paragraphs 1.2, 3.1 or 3.2 hereof, the Employee shall be entitled to receive his base salary through the date of termination of the Employment, plus an amount (the "Severance Payment") equal to (i) his then-current base salary for a period of twelve (12) months following the date of termination (the "Severance Period") plus (ii) an amount equal to the Annual Bonus, if any, awarded to the Employee for the prior fiscal year, pro-rated for the period from the commencement of the current fiscal year through the date of termination. The Severance Payment shall be paid in equal, bi-weekly installments during the Severance Period and shall be in lieu of any other severance pay to which the Employee might otherwise be entitled. In addition, in the event of such a termination, the Company will, to the extent its plans permit, continue to provide to the Employee, at the current level of employee contribution by the Employee prevailing at the date of termination, coverage under its life, medical, dental and/or disability plans, as in effect on the date of termination, during the Severance Period. The Employee shall also be entitled, upon any such termination, to receive (i) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (ii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.4 Termination of Employment by the Employee For "Good Reason".  The Employee shall have the right to terminate the Employment at any time for "Good Reason" in the event that, other than pursuant to Paragraph 3.1 or 3.2 hereof, without the Employee's prior written consent, (i) the Company materially alters or reduces the Employee's duties, responsibilities and authority from those described in Appendix A hereto; (ii) the Company materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within ten (10) days after the Company receives notice thereof; (iii) the Company requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions; (iv) the Company requires the Employee, as a condition to the Employment, to be based more than fifty (50) miles from Sensors' principal place of business as of the date of this Agreement; (v) the Employee is involuntarily removed from the Company's Board of Directors or the stockholders of the Company fail to re-elect the Employee to the Company's Board of Directors in any vote taken for that purpose, except in either case where the Employment has been terminated "For Cause" pursuant to Paragraph 3.2 hereof; or (vi) this Agreement is not expressly assigned to and assumed by an assignee or transferee of the Company as contemplated by Paragraph 11.1 hereof. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in Paragraph 3.3 hereof with respect to a termination by the Company other than For Cause.

        3.5 Termination of Employment by the Employee Without "Good Reason".  Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

      4.  Expenses.  The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company or any other member of the Company Group. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executive officers. The Employee shall present such documentation for any unreimbursed expenses not later than thirty (30) days after the termination of the Employment.

      5.  Authority; Noncompetition.  The Employee covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company or any other member of the Company Group pursuant to the Employment and/or this Agreement, and that he is fully ready, willing and able to perform each and all of such duties, obligations and responsibilities. As a condition of the Employment and of the Company's entering into this Agreement, the Employee hereby specifically agrees, covenants, warrants and represents that, during the Employment, he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture, or other entity, in competition with any business of the Company or any other member of the Company Group currently conducted or conducted during that period; provided that nothing in this Paragraph 5 shall prohibit the Employee from owning Permitted Shares.

      6.  Duties of the Employee After Any Notice of Termination of the Employment.   Following any notice of termination of the Employment, provided that the Company is not then in breach of a material term of this Agreement, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the property of the Company or any other member of the Company Group of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation, any and all Proprietary Information as that term is defined in the Confidentiality and Inventions Agreement.

      7.  No Predatory Solicitation.  During the Employment and for one (1) year following any termination of the Employment, provided that the Company is not then in breach of a material term of this Agreement, the Employee will not, without having received the Company's prior written permission to do so, directly or indirectly, on his own behalf or in the service of others, (i) interfere with or raid the officers, employees, consultants, agents and/or independent contractors of the Company or any other member of the Company Group or in any manner attempt to persuade any such person to discontinue any relationship with such entity, or (ii) solicit any customer or supplier of the Company or any other member of the Company Group to cease doing business with such entity. The Employee and the Company confirm that this Paragraph 7 is reasonable and necessary for the protection of the trade secrets and proprietary information of the Company Group.

      8.  Arbitration.  Except as otherwise expressly provided in this Agreement, any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement or the Employment shall be fully and finally resolved solely by binding arbitration conducted by the American Arbitration Association in San Jose, California. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction. All costs of the arbitration, including, without limitation, the costs of any record or transcript of the arbitration proceedings, administrative fees, the fee of the arbitrator, the fees and expenses of the attorneys for each party and all other fees and costs shall be borne by the party not prevailing in the arbitration, as determined by the arbitrator, or apportioned as the arbitrator shall determine if, in the judgment of the arbitrator, neither party prevails. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 8 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding anything to the contrary contained in this Paragraph 8, the Company shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief as provided in Paragraph 9 below.

      9.  The Company's Right to Immediate Injunctive Relief.  The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 1.4, 5, 6, 7 or 8 of this Agreement or of the Confidentiality and Inventions Agreement would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect their legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain immediate temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. Notwithstanding the provisions of Paragraph 8 hereof, the Employee shall be entitled to contest any such proposed injunctive relief, or to seek damages arising from any injunctive relief awarded to the Company, in any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this Paragraph 9, or in any appeal from any arbitration pursuant to Paragraph 8 hereof, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

      10. Survival of Certain Provisions of this Agreement.  Except as may otherwise be provided herein, the respective rights and obligations of the parties hereunder shall survive any termination of the Employment, regardless of whether such termination is by the Employee, by the Company, by expiration or otherwise.

      11. General.

        11.1 Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The rights and obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the surviving entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use commercially reasonable efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

        11.2 Waiver.  No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time for the performance of any other obligation or any other act required or permitted by this Agreement.

        11.3 Sole and Entire Agreement.  This Agreement, the attachments hereto and the other agreements referred to herein, including the Company's bonus and award plans and benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company, and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, this Agreement supersedes the Prior Agreement and any and all other prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company and Sub to the Employee pursuant to the Employment.

        11.4 Amendments.  No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

        11.5 Originals.  This Agreement may be executed by the Company and the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        11.6 Headings.  Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

        11.7 Savings Provision.  To the extent that any provision of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

        11.8 Applicable Law.  This Agreement shall be governed in all respects by the laws of the State of New Jersey as such laws are applied to agreements between New Jersey residents entered into and to be performed entirely within New Jersey.

        11.9 Construction.  The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee, the Company and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

        11.10  Notices.  Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 11.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

      Mailed notices to the Employee shall be addressed as follows:

      Gregory H. Olsen
      51 Cherrybrook Drive
      Princeton, NJ 08540

      Mailed notices to the Company shall be addressed as follows:

      Finisar Corporation
      1308 Moffett Park Drive
      Sunnyvale, CA 94089-1113
      Attention: Chief Executive Officer

    IN WITNESS WHEREOF the Company and the Employee have each duly executed this Agreement as of the date first set forth above.

FINISAR CORPORATION
BY:
TITLE:
EMPLOYEE
Gregory H. Olsen

APPENDIX A

JOB DESCRIPTION

Title:  Executive Vice President of the Company and President and Chief Executive Officer of Sensors.

Description:  The Employee will report to the President and Chief Executive Officer of the Company (the "CEO").

The Employee's responsibilities shall include:

  •
  General management of Sensors, as a subsidiary or division of the Company;

  •
  Maintaining an organization that is committed to providing customers with the highest quality products, service and value in its industry;

  •
  Providing leadership and vision to Sensors and the Company as he manages the activities of Sensors to maximize its contribution to the revenue growth and profitability of the Company, consistent with the priorities of the Company and the directions of the CEO;

  •
  Managing Sensors to become the Princeton center of excellence for the Company's active device activities;

  •
  Maintaining the small company, responsive spirit of Sensors;

  •
  Hiring excellent people and assuring that Sensors provides a supportive environment conducive to the personal growth and satisfaction of its employees; and

  •
  Assuring the maintenance of absolutely ethical and legal operations and business practices at Sensors.

QuickLinks

  Exhibit 10.14
EMPLOYMENT AGREEMENT
RECITALS
APPENDIX A JOB DESCRIPTION